Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers Due October 28, 2031

PRODUCT CHARACTERISTICS
•	Call Feature — If, on any monthly Call Observation Date beginning approximately one year following the Trade Date, the closing value of each Underlier is greater than or equal to its applicable Call Value, the Notes will be automatically called for a return that increases for each Call Observation Date at a call return rate of at least 10% per annum (to be determined on the Trade Date). No further payments will be made on the Notes. With respect to each Underlier, the Call Value is (1) for each Call Observation Date prior to the final Call Observation Date (the Valuation Date), its Initial Underlier Value and (2) for the Valuation Date, its Barrier Value.

•	Principal at Risk — If the Notes are not automatically called, meaning that the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value.

KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78018DD20
Underliers:	The Russell 2000® Index (Bloomberg symbol “RTY”), the S&P 500® Index (Bloomberg symbol “SPX”) and the EURO STOXX 50® Index (Bloomberg symbol “SX5E”)
Trade Date:	October 23, 2026
Issue Date:	October 28, 2026
Valuation Date:	October 23, 2031
Maturity Date:	October 28, 2031
Call Feature:	See “Payment If the Notes Are Automatically Called.”
Call Value:

With respect to each Underlier:

•   for each Call Observation Date prior to the final Call Observation Date (the Valuation Date), its Initial Underlier Value; and

•   for the Valuation Date, its Barrier Value

Call Observation Dates:	Monthly, beginning approximately one year following the Trade Date
Call Settlement Dates:	Monthly, beginning approximately one year following the Issue Date
Payment at Maturity:

If the Notes are not automatically called, meaning that the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, investors will receive on the Maturity Date per $1,000 principal amount of Notes an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

If the Notes are not automatically called, you will lose a substantial portion or all of your principal amount at maturity.

Barrier Value:	With respect to each Underlier, 75% of its Initial Underlier Value
Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return

PAYMENT IF THE NOTES ARE AUTOMATICALLY CALLED
If, on any Call Observation Date, the closing value of each Underlier is greater than or equal to its applicable Call Value, the Notes will be automatically called for a return that increases for each Call Observation Date at a call return rate of at least 10% per annum, to be determined on the Trade Date. Under these circumstances, investors will receive on the corresponding Call Settlement Date per $1,000 principal amount of Notes the relevant Call Settlement Amount for that Call Observation Date, in each case to be determined on the Trade Date. No further payments will be made on the Notes.
Call Observation Date	Call Settlement Amount	Call Observation Date	Call Settlement Amount
October 28, 2027	At least $1,100.000	November 23, 2029	At least $1,308.333
November 23, 2027	At least $1,108.333	December 27, 2029	At least $1,316.667
December 23, 2027	At least $1,116.667	January 23, 2030	At least $1,325.000
January 24, 2028	At least $1,125.000	February 25, 2030	At least $1,333.333
February 23, 2028	At least $1,133.333	March 25, 2030	At least $1,341.667
March 23, 2028	At least $1,141.667	April 23, 2030	At least $1,350.000
April 24, 2028	At least $1,150.000	May 23, 2030	At least $1,358.333
May 23, 2028	At least $1,158.333	June 24, 2030	At least $1,366.667
June 23, 2028	At least $1,166.667	July 23, 2030	At least $1,375.000
July 24, 2028	At least $1,175.000	August 23, 2030	At least $1,383.333
August 23, 2028	At least $1,183.333	September 23, 2030	At least $1,391.667
September 25, 2028	At least $1,191.667	October 23, 2030	At least $1,400.000
October 23, 2028	At least $1,200.000	November 25, 2030	At least $1,408.333
November 24, 2028	At least $1,208.333	December 23, 2030	At least $1,416.667
December 27, 2028	At least $1,216.667	January 23, 2031	At least $1,425.000
January 23, 2029	At least $1,225.000	February 24, 2031	At least $1,433.333
February 23, 2029	At least $1,233.333	March 24, 2031	At least $1,441.667
March 23, 2029	At least $1,241.667	April 23, 2031	At least $1,450.000
April 23, 2029	At least $1,250.000	May 23, 2031	At least $1,458.333
May 23, 2029	At least $1,258.333	June 23, 2031	At least $1,466.667
June 25, 2029	At least $1,266.667	July 23, 2031	At least $1,475.000
July 23, 2029	At least $1,275.000	August 25, 2031	At least $1,483.333
August 23, 2029	At least $1,283.333	September 23, 2031	At least $1,491.667
September 24, 2029	At least $1,291.667	October 23, 2031 (the Valuation Date)	At least $1,500.000
October 23, 2029	At least $1,300.000

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010326015049/dp254491_424b2-us4607mul.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $900.00 and $950.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Portion or All of the Principal Amount at Maturity.

•	Your Potential Return If the Notes Are Automatically Called Is Limited.

•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Underlier with the Worst Performance Even If the Other Underliers Perform Better.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

•	The Notes Are Subject to an Automatic Call.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.

•	You Will Not Have Any Rights to the Securities Included in Any Underlier.

•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets with Respect to the SX5E Index.

•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Euro with Respect to the SX5E Index.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.

•	Adjustments to an Underlier Could Adversely Affect Any Payments on the Notes.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433